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                                  EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Advanta Corp.:

We consent to the incorporation by reference in the registration statement of Advanta Corp. on Form S-8 related to the Advanta Corp. Employee Savings Plan of our report dated March 24, 2003, relating to the consolidated balance sheet of Advanta Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002 Form 10-K of Advanta Corp and of our report dated July 15, 2002, relating to the statement of assets available for benefits of the Advanta Corp. Employee Savings Plan as of December 31, 2001, and the related statement of changes in assets available for benefits for the year ended December 31, 2001, and the related supplemental schedule of assets held for investment purposes, which report appears in the December 31, 2001 annual report on Form 11-K of the Advanta Corp. Employee Savings Plan.

                                                                    /s/ KPMG LLP





Philadelphia, Pennsylvania
March 25, 2003